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                                                                   EXHIBIT 10.11

                                                MAGNA ENTERTAINMENT CORP.

                                                337 Magna Drive
                                                Aurora,  Ontario, Canada L4G 7K1

September 27, 2001

                                                          PRIVATE & CONFIDENTIAL

Mr. Edward C. Hannah,
12 Katsura Place, R. R. No. 1,
Jerseyville, Ontario,
L0R 1R0.

Dear Ed:

                  RE: EMPLOYMENT WITH MAGNA ENTERTAINMENT CORP.

In accordance with our recent discussions, this letter will confirm that the following shall be the terms and conditions of your employment with Magna Entertainment Corp. ("MEC" or the "Corporation"), as follows:

1. POSITION: Subject to the approval of the Board of Directors of the Corporation, you are appointed as Vice-President and General Counsel of the Corporation, reporting to the President and Chief Executive Officer of the Corporation or his designees.

2. BASE SALARY: Your Base Salary shall be Cdn. $500,000 per annum (less statutorily required deductions), payable in arrears in accordance with the Corporation's standard payroll practices.

3. GUARANTEED ANNUAL BONUS: In addition to your Base Salary, commencing January 1, 2002 you shall receive a Guaranteed Annual Bonus (inclusive of all entitlement to vacation pay, and less statutorily required deductions) in the amount of Cdn. $500,000 per annum payable quarterly in arrears at the end of each calendar quarter. In the event you and the Corporation agree in the future on an annual bonus in the form of your participation in the pre-tax profits of the Corporation, you agree that your Base Salary will be adjusted as agreed and your Guaranteed Annual Bonus will either be eliminated immediately or phased out over not more than one year.

4. BENEFITS: During your employment by the Corporation, you will be entitled to:

     (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, with the exception of any profit sharing plan, pension plan or any equivalent or related plans which may be in effect from time to time;

     (b) four (4) weeks vacation in respect of each completed twelve (12) month period, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

     (c) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs.

5. STOCK OPTIONS: Subject to the express approval of the Compensation Committee and/or Board of Directors of the Corporation and any regulatory bodies having jurisdiction, and subject to you entering into a Stock Option Agreement as prescribed by the Corporation, you shall be granted options to purchase 100,000 Class A Subordinate Voting shares of the Corporation at an exercise price per share which is equal to 100% of the

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     last sale price of such shares on NASDAQ, on the trading day prior to the date of approval by the Corporation's Board or Compensation Committee. Such options may be granted in whole or in part and shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above. Upon receipt of an executed copy of this agreement, we will place this matter before the Compensation Committee and/or the Board.

6. SHARE INVESTMENT: The Corporation requires that you accumulate and maintain an investment in the Corporation's Class A Subordinate Voting shares ("MEC Shares") as a condition of your employment. As a minimum, you agree to accumulate and maintain over each of the three fiscal years commencing January 1, 2002, that number of MEC Shares which is calculated by dividing
     (i) one-third (1/3) of your after-tax total cash compensation for each of those three fiscal years converted to US dollars at the prevailing rate at the time of the calculation (the calculation of after-tax total cash compensation shall be determined by deducting Cdn. $150,000 and then giving effect to income tax at a deemed 50% tax rate) by (ii) the average closing trading price on NASDAQ for MEC Shares over each such year.

     Subsequent to this three year period, you will annually maintain that number of MEC Shares which is calculated by dividing (i) one-third (1/3) of the after-tax total cash compensation for the three most recent fiscal years converted to US dollars at the prevailing rate at the time of the calculation (the calculation of after-tax total cash compensation shall be determined by deducting Cdn. $150,000 and then giving effect to income tax at a deemed 50% tax rate), by (ii) the average trading price on NASDAQ for MEC Shares over such three year period.

     Evidence of your ownership of the required number of MEC Shares must be produced each year commencing in February, 2003 for the fiscal year ending December 31, 2002, in order to obtain payment of any remaining unpaid balance of your Annual Bonus for the preceding fiscal year. You may accumulate such MEC Shares in advance at your discretion and may use MEC Shares which are already owned by you to satisfy such requirement.

7. CONDITIONS FOR CONTINUED EMPLOYMENT: It is acknowledged by you that as a condition of your continued employment you will comply in every respect with the MEC Capital Expenditure Guidelines, the MEC Corporate Constitution, the MEC Real Estate Approval Guidelines, the MEC Corporate Disclosure Policy and the MEC Insider Reporting and Trading Policy, as amended from time to time, together with such other policies as the Corporation may establish and be in effect from time to time.

8. TERMINATION: Your employment and this agreement, including all benefits provided for under this agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of six (6) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for just cause or by reason of your breach of the terms of this agreement.

     Otherwise, you or the Corporation may, at any time, terminate your employment and this agreement by providing the other party with six (6) months prior written notice of intention to terminate. In addition the Corporation may elect to terminate your employment immediately by paying you a retiring allowance of Cdn. $500,000 (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in six (6) equal instalments commencing thirty (30) days after the day of termination. The Corporation may also terminate your employment and this agreement by providing you a combination of working notice and retiring allowance equivalent to Cdn. $500,000. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) (except for your Short Term and Long Term Disability benefits) for the greater of (i) the period required by applicable statute or (ii) the period of six (6) months from the date written notice to terminate was provided.

     In the event that you breach the provisions of paragraph 9, the payment of any further instalments of such retiring allowance will immediately cease.

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     On termination of this agreement other than for dismissal for cause or for breach under sub-paragraph 8(d), the Corporation will also pay your Annual Bonus on a prorated basis.

     The termination provisions set forth above include all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by the Corporation, Magna International Inc. ("Magna"), and/or their respective affiliated or associated companies as the case may be (all of the foregoing are hereinafter collectively referred to as the "Magna Group")), and the termination of your employment and this agreement.

9. OTHER CONDITIONS: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

     i) TECHNOLOGY, KNOW-HOW, INVENTIONS, PATENTS: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Magna Group shall be exclusive property of the Magna Group and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

     ii) CONFIDENTIALITY: You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the Magna Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them. In addition, if requested at any time, you shall immediately execute a separate form of Employee Confidentiality Agreement in the Corporation's standard form as a condition of your continued employment.

     iii) NON-COMPETITION: During the term of your employment with the Corporation and for a period of six (6) months after the date of notice of termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the Magna Group in respect of which you have had access to proprietary or confidential information; provided however that the foregoing non-competition provisions shall not prohibit you from the practise of law during this period as long as you do not provide legal services to competitive businesses.

     iv) NON-SOLICITATION: During the term of your employment with the Corporation and for a period of twelve (12) months after the date of notice of termination of your employment, you shall not, directly or indirectly solicit, attempt to solicit, call upon, or accept the business of any firm, person or company who is or was a customer, client, or supplier of the Corporation or any member of the Magna Group or otherwise solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the Magna Group for the purpose of having such employees employed or in any way engaged by another person, firm, Corporation, or other entity.

10. TERM: Your employment with the Corporation shall commence effective on June 6, 2001 (the "Start Date"). Upon termination of this agreement, paragraph 9 shall continue in full force and effect.

11. ASSIGNABILITY: This agreement may be assigned by the Corporation in its sole discretion to any other member of the Magna Group, including Magna, without your prior consent. Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies in the places indicated and return two fully signed copies to the attention of Jim McAlpine by October 1, 2001, after which,

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if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement (i) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation or any member of the Magna Group (including any written employment contract), and (ii) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the Magna Group.

Yours very truly,


Jim McAlpine
President and Chief Executive Officer

/hc                               - - - - - - -


I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Magna Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, proprietary or comes into the public domain.


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Date                                            Edward C. Hannah